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                                                                       EXHIBIT 1

                             Impharzam International

                                IRREVOCABLE PROXY

         The undersigned, INPHARZAM INTERNATIONAL, S.A. ("Holder"), with a principal office located at Via Industria 1, 7814 Cadempino, Switzerland, hereby revokes any and all proxies heretofore granted with respect to any shares of common stock, $.01 par value, of Sheffield Pharmaceuticals, Inc., a Delaware corporation ("Sheffield"), now held by Holder (the "Holder Stock"), and hereby irrevocably appoints the Chairman of the Board of Sheffield, Thomas M. Fitzgerald, as attorney-in-fact and proxy of Holder to attend any and all meetings of the stockholders of Sheffield and to vote the Holder Stock, to represent and otherwise to act for Holder in the same manner and with the same effect as if such Holder were personally present at such meetings with respect to the Holder Stock and to act by consent with respect to the Holder Stock in the same manner and with the same effect as if Holder were executing such consent, with respect to any matter.

         Holder agrees that, so long as this Irrevocable Proxy remains in effect, Holder will not execute or deliver to any persons, any proxy forms with respect to the Holder Stock relating to any meeting, or written consent in lieu of a meeting, of stockholders of Sheffield and will not take any action inconsistent with this Irrevocable Proxy.

         The foregoing appointment shall be (a) absolute and irrevocable and (b) deemed coupled with an interest in that Sheffield has obtained an option to purchase all shares of Holder Stock pursuant to that certain Amendment to Sublicense and Development Agreement, dated of even date herewith, by and between Holder and Sheffield (the "Amendment").

         This Irrevocable Proxy shall be effective until December 31, 2002, in accordance with Delaware law, unless earlier terminated as hereinafter provided, and may be relied upon by any third party.

         This Irrevocable Proxy may be terminated by Holder in the event that Sheffield shall be in breach of its obligations under the Sublicense and Development Agreement, dated June 15, 1998, between Holder and Sheffield, as amended by the Amendment, or the Loan and Security Agreement, dated as of September 28, 2001, and such breach shall not have been cured within 15 days of written notice of such breach from Holder to Sheffield.

         IN WITNESS WHEREOF, the undersigned Holder has executed this Irrevocable Proxy as of September 28, 2001.

Witness:
                                    INPHARZAM INTERNATIONAL, S.A.

                                    /s/ Alberto Zambon
                                    --------------------------------------------
                                    Name: Dr. Alberto Zambon
                                    Title:   President